Exhibit 10.4(a)
SENSIENT TECHNOLOGIES CORPORATION
FROZEN EXECUTIVE INCOME DEFERRAL PLAN
(Amended and Restated as of December 31, 2004)
ARTICLE I — PURPOSE
The Sensient Technologies Corporation Executive Income Deferral Plan was established, effective as of July 15, 1987 and amended and restated as of December 31, 2002 (the “Original Plan”), by Sensient Technologies Corporation (formerly known as Universal Foods Corporation), a Wisconsin corporation, as an alternative voluntary income deferral plan for selected executive employees of Sensient Technologies Corporation and its participating subsidiaries. Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (i) the Original Plan was frozen, as amended and restated herein, to maintain grandfathered benefits as of December 31, 2004 to the extent permitted under Section 409A of the Code (the “Plan”); and (ii) a new, ongoing deferral plan subject to Section 409A of the Code was adopted for deferrals on and after January 1, 2005 and any amounts not vested and accrued as of that date.
This Plan is intended to be operated in accordance with the provisions of the Original Plan as in effect as of December 31, 2004. All benefits under the Original Plan that were vested and accrued as of December 31, 2004, together with all subsequent earnings thereon, are governed under this Plan. No new participants are allowed in the Plan after December 31, 2004 and no deferrals of compensation may be credited after that date.
ARTICLE II — DEFINITIONS
2.1 Account: The bookkeeping account maintained by the Administrator, credited to each Participant, of the amount vested and accrued as of the Freeze Date, as set forth in Schedule A attached hereto, as further adjusted by Interest Credits after such date.
2.2 Administrator: The Vice President of Administration of the Company.
2.3 Beneficiary: Any person or persons as designated by the Participant in writing filed with the Administrator, to whom any benefits under the Plan may be payable upon the death of the Participant. If no Beneficiary designation has been received by the Administrator, prior to the Participant’s death, or if no Beneficiary so designated survives the Participant, payments shall be made, as they come due, to the duly appointed personal representative of the estate of the Participant.
2.4 Benefits Administrative Committee: The benefits administrative committee of the Company, members of which are appointed by the chief executive officer of the Company.
2.5 Board: The board of directors of the Company, or a duly authorized committee of such Board.

2.6 Company: Sensient Technologies Corporation.
2.7 Employer: The Company or any of its subsidiaries whose employees were permitted, by action of the Board, to participate in this Plan.
2.8 Freeze Date: December 31, 2004.
2.9 Interest Credit: An amount credited to each Participant’s Account: (i) with respect to amounts deferred on and after January 1, 1993, based on the average interest rate in effect for AAA rated corporate bonds, as reported by Moody’s Investors Service, as of December 31 of the preceding calendar year; and (ii) with respect to amounts deferred before January 1, 1993, based on the interest rate in effect as of December 31, 1992.
2.10 Participant: A person who, as of the Freeze Date: (i) has an Account under the Original Plan; and (ii) has satisfied the requirements to have a Retirement Date under the terms of the Original Plan.
2.11 Retirement: The termination of a Participant’s employment with the Employer and all of the Company’s affiliates on or after the Participant’s Retirement Date. Nothing in this Plan shall be deemed to require a Participant’s or employee’s retirement after his or her Retirement Date; provided, however, that this provision shall not be construed to be a guaranty of employment for any Participant or employee past his or her Retirement Date.
2.12 Retirement Date: The earliest date on which one of the following events has occurred:
     (a) The Participant has attained age of at least 55 and the aggregate of the Participant’s age and years of service with the Employer or the Company’s affiliates totals at least 85; or
     (b) The Participant has attained age of at least 62 and has completed at least 10 years of service with the Employer or the Company’s affiliates.
ARTICLE III — PARTICIPATION
No person is eligible for or may begin participation in the Plan following the Freeze Date.
ARTICLE IV — DEFERRALS
No deferrals pursuant to the Plan are permitted following the Freeze Date.

ARTICLE V — ACCOUNTS
5.1 Interest Credits: Amounts credited to each Account will be adjusted for Interest Credits from and after the Freeze Date. Interest Credits are credited to each Account as of December 31 of each year on the Account balance from the preceding year.
5.2 Annual Statements: Participants will receive annual statements showing the status of their Accounts.
ARTICLE VI — BENEFITS
6.1 At Retirement:
     (a) As soon as administratively feasible following the Participant’s Retirement, the Participant shall commence to receive payment of his or her Account balance (with such Account balance credited with interest through the end of the month prior to the month which includes the Participant’s Retirement, and with the portion of such adjusted Account balance attributable to deferrals made on and after January 1, 1993 then increased by two percent (2%)) so that complete distribution of this Account balance, determined utilizing the Interest Credit rate(s) applicable to the Account balance as of December 31 of the preceding year, occurs in 180 substantially equal monthly payments. In the event the Participant does not survive to receive 180 monthly payments, payments will continue to his or her Beneficiary for the remaining period.
     (b) Alternatively, upon Retirement, a married Participant may elect to receive the 15-year term certain amount determined under (a) above, reduced by the applicable percentage as provided in the chart below, and payable monthly in the form of a joint and 50% survivor annuity over the life of the Participant and his or her spouse (and only if the Participant’s spouse is his or her sole designated Beneficiary) to commence as soon as administratively feasible following the Participant’s Retirement. The minimum benefit to be paid will be equal to the 15-year term certain amount determined under paragraph (a) above, but then reduced as provided hereafter. After the death of the later to die of the Participant and the Participant’s spouse, the designated beneficiary shall receive the remainder of such minimum benefit, if any, payable monthly. The reductions from the 15-year term certain amounts in order to compute the joint and 50% survivor annuity are:

Participant’s Age	% Reduction
55	20
56	19
57	18
58	17
59	16
60	15
61	13
62	12
63	10
64	9
65 or older	8
     (c) Notwithstanding paragraphs (a) and (b) above, a Participant may elect to receive a lump sum distribution of his or her Account balance, equal to the adjusted Account balance as determined under (a) above, payable as soon as administratively feasible following Retirement but only if the Participant makes such election at least one full calendar year prior to Retirement. A Participant may revoke an election to receive a lump sum, but such revocation shall not be effective unless made at least one full calendar year prior to his or her Retirement.
6.2 At Death Before Retirement: In the event a Participant dies prior to Retirement, his or her Beneficiary will receive a survivor income benefit payable monthly for 15 years to commence as soon as administratively feasible following the Participant’s death. The payments will be computed as provided in Section 6.1(a) (with the Participant’s Account balance credited with interest through the end of the month prior to the month which includes the Participant’s death), but without regard to a two percent (2%) Account balance increase unless the Participant died on or after his or her Retirement Date.
6.3 Termination of Employment: Upon termination of a Participant’s employment with the Employer and the Company’s affiliates for any reason other than Retirement or death, the Participant will receive his or her Account balance payable in a lump sum as soon as administratively feasible following termination of employment.
6.4 No In-Service Election: Except as provided in Section 7.1, a Participant shall not be permitted to make any in-service distribution elections.
ARTICLE VII — ACCOUNT WITHDRAWALS
7.1 Hardship: A Participant may request a withdrawal from his or her Account only as a result of unanticipated, financial emergency and hardship which is beyond the control of the Participant and only if this is necessary in light of the immediate and serious financial need of the Participant. The amount, if any, of a Participant’s withdrawal from his or her Account shall be approved by the Administrator, but may not exceed the amount required to meet the Participant’s immediate and serious financial need by reason of such emergency or hardship.

7.2 Request to Make a Withdrawal: A Participant shall submit to the Administrator, a written request to make a withdrawal from his or her Account pursuant to this Article, which submission shall include financial data and other information deemed necessary by the Administrator, to support the request.
ARTICLE VIII — CHANGE OF CONTROL OF COMPANY
8.1 Lump Sum Distribution: Notwithstanding any other provision of this Plan, in the event of the Change of Control of the Company, each Participant (or, if the Participant is deceased, the Participant’s Beneficiary) shall receive a lump sum distribution of his or her Account balance (or, if already in pay status, a lump sum distribution of the actuarially equivalent present value of his or her remaining payments) as soon as administratively feasible after the date of such Change of Control. If the Participant is receiving monthly payments as of the date of the Change of Control, the assumptions regarding the interest rate and the duration of payments to be applied in calculating the actuarial present value, as of the date of the Change of Control, of the Participant’s remaining payments shall be determined by the Administrator.
8.2 For purposes of this Plan, the term “Change of Control” of the Company means:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section; or
     (b) individuals who, as of September 10, 1998, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 10, 1998 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

     (c) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or
     (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
ARTICLE IX — ADMINISTRATION; BENEFIT CLAIMS
9.1 Administration: The Administrator shall be responsible for the general operation and administration of this Plan and shall have the full authority to interpret and construe this Plan and to take whatever actions it deems necessary and proper to carry out its obligations under the Plan. Day-to-day to administration of the Plan is the responsibility of the Administrator.
     (a) The Administrator’s interpretation and construction of the Plan, and actions thereunder, shall be binding and conclusive on all persons and for all purposes.
     (b) The Administrator will not be prevented from receiving any benefits to which he or she may be entitled as a Participant or Beneficiary in the Plan, so long as the benefits are computed and paid on a basis which is consistent with the terms of the Plan as applied to all other Participants and Beneficiaries. The Administrator may not decide or determine any matter or question relating solely to his or her own benefits under the Plan unless such decision could be made by him or her under the Plan if he or she were not the Administrator.

9.2 Claims Procedures:
     (a) Any claimant believing him/herself to be entitled to benefits under this Plan may file a written claim for benefits with the Administrator setting forth the benefits to which he/she feels entitled and the reasons therefor. Within 90 days after receipt of a claim for benefits, the Administrator shall determine the claimant’s right, if any, to the benefits claimed, shall give the claimant written notice of its decision unless the Administrator determines that special circumstances require an extension of time to process the claim. If such an extension is required, the claimant will receive a written notice from the Administrator indicating the reason for the delay and the date the claimant may expect a final decision, which shall be no more than 180 days from the date the claim was filed. If the claim is denied in whole or in part, the written notice shall set forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s appeal procedure and a statement of the claimant’s right to bring an action under the Employee Retirement Income Security Act of 1974, as it may be amended, and regulations thereunder (“ERISA”) Section 502(a) following an adverse determination on appeal.
     (b) Any claimant whose claim for benefits has been denied by the Administrator may appeal to the Benefits Administrative Committee (or its delegate) for a review of the denial by making a written request therefore within 60 days of receipt of a notification of denial. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he or she chooses, request a representative to make such written submissions on his or her behalf.
          (i) Within 60 days after receipt of a request for an appeal, the Benefits Administrative Committee (or its delegate) shall notify the claimant in writing of its final decision. If the Benefits Administrative Committee (or its delegate) determines that special circumstances require additional time for processing, the Benefits Administrative Committee (or its delegate) may extend such 60 day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension. If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
          (ii) In the case of an adverse benefit determination on appeal, the Benefits Administrative Committee (or its delegate) will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of: (A) the specific reason or reasons for the adverse determination on appeal; (B) the specific Plan provisions on which the denial of the appeal is based; (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and (D) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
     (c) In the event the claimant is the Administrator, the Benefits Administrative Committee (or its delegate) shall conduct both the review of the initial claim for benefits under Section 9.2(a), as well as the appeal under Section 9.2(b).
     (d) For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.
ARTICLE X — MISCELLANEOUS
10.1 Amendment or Termination: The Company, by action of the Board, reserves the right to modify, amend or terminate the Plan at any time, provided, however, that: (i) no such action shall have the effect of diminishing the benefits payable hereunder, with respect to any person participating in or receiving benefits under this Plan, without the written consent of such person; or (ii) no such action shall constitute a material modification as defined in Section 409A of the Code. If the Plan terminates, the provisions of Section 8.1 shall apply as if a Change of Control of the Company had occurred.
10.2 Unfunded Top-Hat Plan: For purposes of Title I of ERISA and for purposes of the Code, this Plan is intended to be unfunded and to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted accordingly. The status of Participants and their Beneficiaries with respect to any liabilities assumed by the Employer hereunder shall be solely those of general unsecured creditors of the Employer, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. Notwithstanding the foregoing, the Employer may establish a trust to assist it in meeting its obligations hereunder, but Participants and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of such trust.
10.3 Tax Matters:
     (a) All distributions, payments and benefits under this Plan shall be subject to all income and employment tax withholdings as required under applicable federal, state or local tax laws and regulations.
     (b) It is the intention of the Company that all distributions, payments and benefits under this Plan as of the Freeze Date are grandfathered under Section 409A of the Code, and the Plan shall be interpreted, operated and administered accordingly. To the extent that any provision of the Plan, or the exercise of any discretion under this Plan by the Company, the Administrator or the Benefits Administrative Committee, would constitute a “material modification” of the Plan within the meaning of Section 409A of the Code, such provision or exercise of discretion will be deemed null and void to the extent necessary to maintain the Plan’s grandfathered status under Section 409A of the Code.
10.4 No Assignment or Alienation: Except as contemplated by Section 2.3, no rights of any kind under this Plan shall, without the written consent of the Administrator, be transferable or assignable by the Participant or any Beneficiary or be subject to alienation, encumbrance, garnishment, attachment, execution or levy or seizure by legal process of any kind, voluntary or involuntary. Notwithstanding the preceding sentence, pursuant to rules comparable to those applicable to qualified domestic relations orders (“QDROs”), as determined by the Administrator, the Administrator may direct a distribution, prior to any distribution date otherwise described in the Plan, to an alternate payee (as defined under the rules applicable to QDROs).
10.5 Successors and Assigns:
     (a) The Plan shall be binding upon the Participant, his or her Beneficiaries, heirs, executors, administrators, successors and assigns. The foregoing sentence shall not be construed as a waiver of the provisions of Section 10.4.
     (b) If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding its affiliates, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is either the acquiring or successor entity, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company. In case of such assignment by the Company and of such assumption and agreement by such person(s), all further rights as well as all other obligations of the Company under this Plan thenceforth shall cease and terminate and thereafter the term “Company” wherever used herein shall be deemed to mean such person(s) the Company and the Administrator may determine that provisions similar to those described in this Section 10.5(b) shall apply if one or more affiliates of, but not all or substantially all of, the Company are divested and the acquiring or successor entity agrees to assume sponsorship of the Plan with respect to affected Participants. However, if the acquiring or successor entity does not so agree, the Plan shall be considered as having terminated with respect to Participants whose employment with the Employer and the Company’s affiliates terminates as a result of such transaction.
10.6 Other Plans or Agreements: The benefits payable under the Plan shall be independent of, and in addition to, any other plan or agreement relating to a Participant’s employment that may exist from time to time between the parties hereto, or any other compensation payable by the Employer to a Participant, whether salary, bonus or otherwise. The Plan shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Employer and its affiliates to discharge a Participant or restrict the right of a Participant to terminate his or her employment.
10.7 Governing Law and Rules of Construction: To the extent not governed by federal law, this Plan shall be construed according to the laws of Wisconsin, and neither the Administrator, the Benefits Administrative Committee, the Company, nor the Plan shall be under any duty or obligation to account to any court other than a court in Wisconsin. Reference to a section of the Code or of ERISA includes that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section, as well as to any Regulation pertaining to that section.
10.8 Adoption of Plan: Any subsidiary of the Company which, with the consent of the Board (which consent may be revoked without notice), has adopted the Plan and become a participating Employer is deemed to have appointed the Company, the Administrator and the Benefits Administrative Committee as its exclusive agents to exercise on its behalf all of the power and authority conferred by the Plan upon the Company, the Administrator or the Benefits Administrative Committee. The authority of the Company, the Administrator and the Benefits Administrative Committee to act as such agents shall continue until the Plan is terminated as to the participating Employer. Each participating Employer agrees to perform such other acts as the Administrator deems necessary in order to maintain the Plan’s status as an unfunded top-hat plan under ERISA and the Code.
10.9 Release: To the extent allowed by law, any final payment or distribution to any Participant or his or her legal representative, or to any Beneficiaries of such Participant, in accordance with the provisions of this Plan shall be in full satisfaction of all claims arising under or by virtue of this Plan against the Plan, the Administrator, the Benefits Administrative Committee, the Company, an Employer and its directors, officers, employees and affiliates, and any trust described under Section 10.2.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 22nd day of October, 2008.

SENSIENT TECHNOLOGIES CORPORATION

By	/s/ Douglas S. Pepper

Douglas S. Pepper
Vice President-Administration

ATTEST:
By:	/s/ John L. Hammond

SCHEDULE A
PARTICIPANT ACCOUNT BALANCE AS OF THE FREEZE DATE

BALANCE AS OF
PARTICIPANT	DECEMBER 31, 2004
$298,004

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